Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Coinstar, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333-30985, 333-89975, 333-63108, 333-98297, 333-100870, 333-120547, and 333-127293) on Form S-8 and registration statements (Nos. 333-120546, 333-123326 and 333-130000) on Form S-3 of Coinstar, Inc. of our reports dated March 8, 2007, with respect to the consolidated balance sheets of Coinstar, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Coinstar, Inc.

Our report dated March 8, 2007 on the consolidated financial statements referred to above refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” effective January 1, 2006.

Our report dated March 8, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that the Company acquired Travelex Money Transfer Limited (now known as “Coinstar Money Transfer” or “CMT”), during 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, the internal control over financial reporting associated with CMT, which had total assets of $55.8 million, and total revenues of $9.0 million, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of CMT.

/s/ KPMG LLP

Seattle, Washington

March 8, 2007